Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

September 13, 2018

Americold Realty Trust

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel to Americold Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-11 filed by the Company under the Securities Act of 1933, as amended, relating to the registration of up to 7,199,000 common shares of beneficial interest, $0.01 par value per share, of the Company (the “Registration Statement”), which incorporates by reference the contents of the Company’s previously filed Registration Statement on Form S-11 (File No. 333-227282) (the “Prior Registration Statement”). In connection with the filing of the Registration Statement, we have been asked to provide you with an opinion regarding the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and the accuracy of certain matters discussed in the Prior Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” which discussion is incorporated by reference into the Registration Statement.

In rendering the opinion expressed herein, we have reviewed and relied upon, without independent investigation thereof, the analyses of qualifying income and assets prepared by the Company, the Closing Agreement between the Company and the Commissioner of Internal Revenue dated December 21, 2017 (the “Closing Agreement”), the Request for Closing Agreement dated November 16, 2016 and Exhibits attached thereto (together, the “Request for Closing Agreement”), and all documents and correspondence submitted to the U.S. Internal Revenue Service (“IRS”) in connection therewith, the representations of the Company contained in an officer’s certificate delivered to us on or about the date hereof (the “Officer’s Certificate”), and such other documents as we have deemed appropriate. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, that no material facts were omitted from the Request for Closing Agreement or the Officer’s Certificate, that all obligations imposed by any such documents on the parties thereto have been or will be

Americold Realty Trust

September 13, 2018

performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)

The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 2014 through December 31, 2017, and the Company’s organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2018 and future taxable years.

(2)

The statements set forth in the Prior Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” and incorporated by reference into the Registration Statement, insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, the Closing Agreement, current administrative positions of the IRS, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained through consultation with officers of the Company and the representations that have been made to us, and the factual representations made to the IRS in the Request for Closing Agreement, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate, or if any of the representations made to us, is, or later becomes, inaccurate or incomplete in any material respect, or if any of the factual representations made to the IRS in the Request for Closing Agreement or in the Closing Agreement (including its recitals) is inaccurate or incomplete in any material respect. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion.

Our opinion is limited to the tax matters specifically covered thereby. We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership in any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Americold Realty Trust

September 13, 2018

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Prior Registration Statement incorporated by referenced into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ King & Spalding LLP King & Spalding LLP